Exhibit (h)(7)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waivers:

Value Line Tax Exempt Fund, Inc.: The Distributor waives 0.25% of the Rule 12b-1 fee for the period July 1, 2020– June 30, 2021;

Value Line Strategic Asset Management Trust: The Distributor waives 0.13% of the Rule 12b-1 fee for the period May 1, 2020-June 30, 2021.

Value Line Centurion Fund, Inc.: The Distributor waives 0.13% of the Rule 12-1 fee for the period May 1, 2020-June 30, 2021.

Dated this 18th day of March, 2020

On behalf of the Distributor, /s/ Mitchell Appel Mitchell Appel, President EULAV Securities LLC.

Received:

/s/ Emily Washington

Emily Washington, Treasurer

Value Line Mutual Funds